Exhibit 21

                           Subsidiaries of Registrant

                                                   State or Jurisdiction of
                                                   organization or incorporation
                                                   -----------------------------

vFinance Holdings, Inc.                                    Florida
Union Atlantic LC                                          Florida
Union Atlantic Capital, L.C.                               Florida
First Level Capital, Inc.                                  Florida
Colonial Direct Financial Group, Inc.                      Delaware
    First Colonial Securities Group, Inc.                  New Jersey
    Colonial Direct Capital Management, Inc.               Florida
    Colonial Direct Retirement Services, Inc.              Florida
     (d/b/a KWT Consultants, Inc.)